Exhibit 10.42

KeystoneDentalGroup 154 Middlesex Turnpike Burlington MA 01803 P: +1 781-328-3300 www.keystonedental.com

To: Mark Neri

Dear Mark,

I am pleased to offer you employment with Keystone Dental, Inc. (the “Company”), a Delaware corporation, as SVP of International Sales (the “Position”), commencing October 1, 2021. You will have such duties and responsibilities as may be determined by the CEO from time to time and you will be reporting to the CEO.

Your base annual salary will be $250,000, inclusive of all applicable income tax, social security and other taxes and charges that are required by law to be withheld by the Company, payable in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. In addition, you will be entitled to the following additional compensation:

You will be eligible for an annual incentive bonus award of up to 35% of your base annual salary, pro-rated for any partial employment year, based on your achievement of annual objectives (the “Objectives”) to be determined by the Company’s Board of Directors in respect of each fiscal year during which you are employed by the Company. The annual bonus will be paid to you at the same time as annual bonuses are generally payable to other senior executive of the Company (the “Payment Date”), provided that you remain employed with the Company on the relevant Payment Date. Your pro rated, 35% bonus award for Year 2021 is guaranteed and will be paid on Payment Date, provided that you remain employed with the Company on the relevant Payment Date

Pending the Company Board of Directors approval, you will be awarded 60,000 stock options (the “Options”) to purchase shares of the Company’s Common Stock, under the Company’s employees stock option plan (the “Plan”). Provided that your continuous services as an employee of the Company (“Continuous Service”) through the applicable vesting date, twenty-five percent (25%) of the Shares will vest after 12 months of Continuous Service from the vesting Start Date, and thereafter the remaining Shares will vest in equal installments over the next 12 quarters of your continuous Service, so that a total of one hundred percent (100%) of the Shares will have vested after 48 months of Continuous Service.

You will be entitled to 20 days of paid vacation days during each calendar year, prorated for partial years of employment, subject to any and all accrual caps imposed by the Company’s standard policies, as in effect from time to time.

You will be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of Company, provided that such expenses are documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time.

KeystoneDentalGroup 154 Middlesex Turnpike Burlington MA 01803 P: +1 781-328-3300 www.keystonedental.com

You will be entitled to participate in the Company-sponsored 401(k) and group medical, dental, vision and other insurance plans, if and when in effect from time to time as adopted by the Company and in effect for similarly situated employees of the Company.

Your employment with the Company shall be an at-will employment. Either the Company or you may terminate your employment with the Company, at any time and for any reason, upon 30 days prior written notice. The Company may, at its sole discretion, in lieu of continuing your employment during such notice period, terminate your employment effective any time during such notice period and pay you as severance payment a lump sum amount equal to the base salary that would have been entitled to from the effective date of such termination through the end of the notice period.

In addition, the Company may terminate your employment for Cause without any prior notice. The term “Cause” as used herein shall mean any one or more of the following: (a) your conviction for any felony involving moral turpitude or affecting the Company or any affiliated company; (b) your embezzlement of funds of the Company or any affiliated company; (c) any breach of your fiduciary duties or duties of care towards the Company or any affiliated company (including without limitation any disclosure of confidential information of the Company or any affiliated company or any breach of a non-competition undertaking); or (d) any conduct in bad faith reasonably determined by the board of directors of the Company to be materially detrimental to the Company or, with respect to any affiliated company, reasonably determined by the board of directors of such affiliated company to be materially detrimental to either the Company or such affiliated company. (A telmination of your employment with the Company whether or not for Cause will not deny you your benefits under COBRA at your expense).

By accepting the employment offered to you hereby, you represent and warrant to the Company that you have not entered into, and you are not otherwise bound by, any contract or other undertaking that would in any way restrict, or interfere with, your employment by the Company and your performance of your duties for the Position.

This employment offer letter shall be governed by Delaware substantive laws. The employment offered to you hereby is further conditioned on your returning a copy of this offer letter executed by you at the space provided below, along with an executed copy of the form attached hereto containing your nondisclosure, developments assignment and non-compete covenants, no later than September 8, 2021.

KeystoneDentalGroup 154 Middlesex Turnpike Burlington MA 01803 P: +1 781-328-3300 www.keystonedental.com

We are excited that you are joining the team and look forward to building future success! If the foregoing offer is acceptable to you, kindly indicate your acknowledgement by signing this letter and enclosed agreement, returning a signed copy of each to me no later than September  , 2021. Please feel free to contact me by email at mnilsson@keystonedental.com if you have any questions regarding this offer.

Sincerely,

Melker Nilsson

CEO

Enclosures

ACCEPTED:	/s/ Mark Neri	9/3/21
	Mark Neri	Date